As filed with the Securities and Exchange Commission on September 29, 2004

Registration No. 333-119226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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AMERICA SERVICE GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0332317 (I.R.S. Employer Identification Number)

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

(Address of Principal Executive Offices) (Zip Code)

_______________

America Service Group Inc.
Amended and Restated 1999 Incentive Stock Plan

(Full Title of the Plan)

_______________

Jean L. Byassee, Esq.
Senior Vice President,
Chief Legal Officer and Secretary
America Service Group Inc.
105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027
(615) 376-1317
(Name, Address and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
G. Roth Kehoe II
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
(404) 572-4600

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CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount	Offering Price Per	Aggregate Offering	Amount of
to be Registered	to be Registered(1)(2)	Share(3)	Price(3)	Registration Fee(4)
Common Stock, par value $.01 per share	776,226	$39.685	$30,804,529	$3,902.94

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plans as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)	America Service Group Inc. is filing this Post-Effective Amendment No. 1 to Form S-8 to correct an error in the calculation of its filing fee which was transmitted in connection with the filing of the registration statement on Form S-8 on September 23, 2004 (No. 333-119226), which we refer to as the original registration statement. As a result of an incorrect share price displayed in the Calculation of Registration Fee Table on the cover of the original registration statement, the actual number of shares properly registered on September 23, 2004 equaled 776,226 shares (this number of shares is 849,774 shares less than the 1,626,000 shares covered by the Amended and Restated 1999 Incentive Stock Plan). This Post-Effective Amendment No. 1 amends the Calculation of Registration Fee Table in order to display the actual number of shares registered on September 23, 2004 as a result of the error. In order to register the remaining 849,774 shares which are covered by the Amended and Restated 1999 Incentive Stock Plan, America Service Group Inc. intends to file a separate registration statement on Form S-8.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Registrant’s common stock as quoted on The Nasdaq National Market on September 17, 2004. The price per share has been amended to display the correct price on September 17, 2004. The prior registration statement incorrectly displayed such price as $18.945.

(4)	Amount previously paid.

EXPLANATORY NOTE

POST-EFFECTIVE AMENDMENT NO. 1

     America Service Group Inc. is filing this Post-Effective Amendment No. 1 to Form S-8 to correct an error in the calculation of its filing fee which was transmitted in connection with the filing of the registration statement on Form S-8 on September 23, 2004 (No. 333-119226), which we refer to as the original registration statement. As a result of an incorrect share price displayed in the Calculation of Registration Fee Table on the cover of the original registration statement, the actual number of shares properly registered on September 23, 2004 equaled 776,226 shares (this number of shares is 849,774 shares less than the 1,626,000 shares covered by the Amended and Restated 1999 Incentive Stock Plan). This Post-Effective Amendment No. 1 amends the Calculation of Registration Fee Table in order to display the actual number of shares registered on September 23, 2004 as a result of the error. In order to register the remaining 849,774 shares which are covered by the Amended and Restated 1999 Incentive Stock Plan, America Service Group Inc. intends to file a separate registration statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to participants in the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan (the “Plan”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference:

     The following documents that America Service Group Inc. (“ASG” or the “Registrant”) has previous filed with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

(c)	the Registrant’s Current Reports on Form 8-K filed on March 31, 2004, May 26, 2004, August 26, 2004, September 23, 2004, September 27, 2004 and September 29, 2004;

(d)	the information set forth under Item 5 of the Registrant’s Current Reports on Form 8-K filed on January 30, 2004 and July 2, 2004; and

(e)	the description of the Registrant’s common stock contained in a Registration Statement on Form 8-A filed with the Commission on November 18, 1991 (File No. 0-19673), including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

ASG’s bylaws provide that ASG shall, to the full extent permitted by the laws of Delaware, indemnify each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer of the corporation or is or was serving at the request of the corporation as a director, officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. ASG shall pay the expenses (including attorney’s fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by ASG only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified. In addition, ASG’s certificate of incorporation provides that no director shall be personally liable to ASG or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to ASG or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (4) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

4.1	Amended and Restated 1999 Incentive Stock Plan of the Registrant, effective June 16, 2004 (incorporated herein by reference from Appendix B to the Registrant’s definitive proxy statement on Schedule 14A for the 2004 annual meeting of the Registrant’s stockholders).

4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

4.3	Certificate of Designation of the Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on February 10, 1999).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).

4.5	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

5.1*	Opinion of King & Spalding LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

* Previously filed.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 29th day of September, 2004.

AMERICA SERVICE GROUP INC.
By:	/s/ Jean L. Byassee
Jean L. Byassee
Senior Vice President, Chief Legal Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on this 29th day of September, 2004:

* Michael Catalano	Chairman, President and Chief Executive Officer (Principal Executive Officer)

* Michael W. Taylor	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* William D. Eberle	Director

* Burton C. Einspruch, M.D.	Director

* Michael E. Gallagher	Director

* Carol R. Goldberg	Director

* Richard M. Mastaler	Director

* Richard D. Wright	Vice Chairman of Operations and Director

* By: /s/ Jean L. Byassee Jean L. Byassee Attorney-in-fact

EXHIBIT INDEX

Exhibit

4.1	Amended and Restated 1999 Incentive Stock Plan of the Registrant, effective June 16, 2004 (incorporated herein by reference from Appendix B to the Registrant’s definitive proxy statement on Schedule 14A for the 2004 annual meeting of the Registrant’s stockholders).

4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

4.3	Certificate of Designation of the Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on February 10, 1999).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).

4.5	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on 10-Q for the quarterly period ended June 30, 2002).

5.1*	Opinion of King & Spalding LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney.

* Previously filed.